Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 25, 2011, included in the Information Statement/Prospectus of Consolidated Capital Institutional Properties/3, LP that is made part of the Registration Statement (Form S-4) and Prospectus of Apartment Investment and Management Company and AIMCO Properties, L.P.
/s/ Ernst & Young LLP

Greenville, SC
July 28, 2011